As filed with the U.S. Securities and Exchange Commission on April 10, 2023
Registration No.333-269961

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM F-1
ON FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OCEANPAL INC.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

OceanPal Inc. c/o Steamship Shipbroking Enterprises Inc. Pendelis 26, 175 64 Palaio Faliro, Athens, Greece + 30-210-9485-360 (Address and telephone number of Registrant’s principal executive offices)		Seward & Kissel LLP Attention: Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1265 (Name, address and telephone number of agent for service)

_____________________________
Copies to:
Edward S. Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1265 (telephone number)
(212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
__________________
†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
OceanPal Inc. (the “Company”) is filing a single prospectus in this registration statement (the “Registration Statement”) pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering,  to update and supplement information contained in the Prior Registration Statements (as defined below) to incorporate by reference the Company’s annual report on Form 20-F for the year ended December 31, 2022, as filed with the SEC on March 30, 2023 and to make certain other updates. Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement is a combined prospectus relating to (i) the registration statement on Form F-1 originally filed with the SEC on January 12, 2022 (File No. 333-262129), which was declared effective on January 20, 2022 (the “January 2022 Registration Statement”), (ii) the registration statement on Form F-1 originally filed with the SEC on April 7, 2022 (File No. 333-264167), which was declared effective on February 8, 2023 (the “February 2023 Registration Statement”) and (iii) the registration statement on Form F-1 originally filed with the SEC on February 23, 2023 (File No. 333-269961), which was declared effective on March 8, 2023 (the “Selling Shareholders Registration Statement” and, together with the January 2022 and the February 2023 Registration Statements, the “Prior Registration Statements”).
The January 2022 Registration Statement registered the issuance of 15,571,429 units consisting of common stock or pre-funded warrants to purchase common stock and Class A Warrants to purchase common stock (the “Class A Warrants”), of which 1,447,400 shares of common stock remain available for issuance pursuant to the exercise of the Class A Warrants, as of the date of this prospectus. The February 2023 Registration Statement registered the issuance of 15,000,000 units consisting of common stock or pre-funded warrants to purchase common stock (the “Pre-Funded Warrants”) and Class B Warrants to purchase common stock (the “Class B Warrants”), of which 950,000 Pre-Funded Warrants and 15,000,000 Class B Warrants, remain available for the issuance of 950,000 and 15,000,000 shares of common stock, respectively, as of the date of this prospectus. The Selling Shareholders Registration Statement registered the resale of 15,000,000 shares of common stock issuable upon the exercise of 15,000,000 private placement warrants, none of which have been issued or sold, as of the date of this prospectus (the “Private Placement Warrants”, and together with the Class A Warrants, Class B Warrants and Pre-Funded Warrants, the “Warrants”).
This Post-Effective Amendment to Form F-1 on Form F-3 (the “Post-Effective Amendment”) constitutes Post-Effective Amendment No. 3 to the January 2022 Registration Statement, Post-Effective Amendment No. 1 to the February 2023 Registration Statement and Post-Effective Amendment No. 1 to the Selling Shareholders Registration Statement and is being filed by the Company to convert the Prior Registration Statements into a registration statement on Form F-3. This Post-Effective Amendment contains an updated prospectus relating to the offerings and sale of the securities that were registered for issuance and/or resale, as applicable,, on the Prior Registration Statements. Such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.
All filing fees payable in connection with the registration of the shares of common stock covered by this Registration Statement were paid by the Company at the time of the initial filings of the Prior Registration Statements.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED April 10, 2023
Prospectus

OceanPal Inc.
1,447,400
shares of common stock issuable upon the
exercise of Class A Warrants
15,000,000 shares of common stock issuable
upon the exercise of Class B Warrants
950,000 shares of common stock issuable upon
the exercise of Pre-Funded Warrants
Up to 15,000,000 shares of common stock issuable
upon the exercise of Private Placement Warrants
Offered by the Selling Shareholders
This prospectus relates to the issuance of 1,447,400 shares of our common stock issuable upon the exercise of outstanding Class A Warrants at an exercise price of $7.70 per share. The Class A Warrants were issued in connection with a registered public offering which closed on January 20, 2022.
This prospectus relates to the issuance of 15,000,000 shares of our common stock issuable upon the exercise of outstanding Class B Warrants at an exercise price of $1.01 per share.
This prospectus relates to the issuance of 950,000 shares of our common stock issuable upon the exercise of outstanding Pre-Funded Warrants at an exercise price of $0.01 per share. The Class B Warrants and the Pre-Funded Warrants were issued in connection with a registered public offering which closed on February 8, 2023.
This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the section “Selling Shareholders,” or the Selling Shareholders, of up to 15,000,000 shares of our common stock, par value $0.01 per share, issuable upon the exercise of Private Placement Warrants to purchase shares of our common stock at an exercise price of $1.01 per share. Alternatively, each Private Placement Warrant will become exercisable for 0.75 of a share of our common stock under a cashless exercise provision included in the Private Placement Warrants rather than one share of common stock under the cash exercise provision.
Each Class A Warrant, Class B Warrant, Private Placement Warrant and Pre-Funded Warrant was exercisable upon issuance. The Class A Warrants, Class B Warrants and Private Placement Warrants expire five years from issuance. The Pre-Funded Warrants expire until exercised in full.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “OP”. On April 6, 2023, the sale price of our common stock was $0.3305 per share, as reported by Nasdaq.

We are an “emerging growth company,” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 6 of this prospectus before investing in our securities.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2023

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
THE OFFERING	4
RISK FACTORS	6
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	11
DIVIDEND POLICY	12
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	13
CAPITALIZATION	14
DESCRIPTION OF CAPITAL STOCK	16
TAXATION	23
PLAN OF DISTRIBUTION	37
ENFORCEABILITY OF CIVIL LIABILITIES AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	39
EXPENSES	40
LEGAL MATTERS	40
EXPERTS	40
WHERE YOU CAN FIND ADDITIONAL INFORMATION	40
INFORMATION INCORPORATED BY REFERENCE	41

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.
ii

PROSPECTUS SUMMARY
This section summarizes certain of the information that appears elsewhere in this prospectus or in the documents incorporated by reference herein and is qualified in its entirety by the more detailed information, including the financial statements that appear in the documents incorporated by reference. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, including the risk factors, and the more detailed information that is included herein and in the documents incorporated by reference herein.
Unless the context otherwise requires, as used in this prospectus, the terms “OceanPal,” “Company,” “we,” “us,” and “our” refer to OceanPal Inc. and its consolidated subsidiaries.
We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels.
All references in this prospectus to “$,” “US$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” are to the lawful currency of the United States.
Our Company
We are a global provider of shipping transportation services. We specialize in the ownership of vessels. Each of our vessels is owned through a separate wholly-owned subsidiary.
We were incorporated by Diana Shipping Inc. (NYSE:DSX) (“Diana Shipping”), under the laws of the Republic of the Marshall Islands on April 15, 2021, to serve as the holding company of the three vessel-owning subsidiaries that were contributed to us by Diana Shipping (the “OceanPal Inc. Predecessors”), in connection with the distribution of all of our issued and outstanding common stock to Diana Shipping’s shareholders on November 29, 2021 (the “Spin-Off”). We and Diana Shipping are independent publicly traded companies with separate independent boards of directors. The operations of the Company’s vessels started effective November 30, 2021, upon the Spin-Off consummation.
On November 30, 2021, our common stock began trading on the Nasdaq Capital Market under the ticker symbol “OP”.
As of the date of this prospectus, our operating fleet consists of five dry bulk carriers, of which three are Panamaxes and two are Capesize vessels, having a combined carrying capacity of 572,599 dwt and a weighted average age of 18.0 years. For the period ended December 31, 2022, we had fleet utilization of 96.8%, achieved daily time charter equivalent rates of $13,349 and generated time charter revenues of $19.09 million.

Our Current Fleet
The following table presents certain information concerning the dry bulk carriers in our fleet, as of April 7, 2023:
Vessel BUILT / DWT	Sister Ships*	Gross Rate (USD Per Day)	Com**	Charterers	Delivery Date to Charterers***	Redelivery Date to Owners****	Notes
Protefs 2004 / 73,630 dwt	A	$ 7,000	5.00%	GUO LONG XIANG LIMITED	18-Dec-22	24-Jan-23
		$11,640	5.00%	LOUIS DREYFUS COMPANY FREIGHT ASIA PTE LTD	24-Jan-23	13-May-23 −06-Aug-23	1,2
Calipso 2005/73,691 dwt	A	$15,250	5.00%	Al Ghurair Resources International LLC	03-Nov-22	25-Jan-23
		$ 8,000	5.00%	NORVIC SHIPPING ASIA PTE. LTD	26-Jan-23	02-Mar-23	3
		$ 11,000	5.00%	LIANYI SHIPPING LIMITED	26-Mar-23	25-Apr-23 – 30-Apr-23	4
Melia 2005/76,225 dwt		$ 6,300	5.00%	GUO LONG XIANG LIMITED	10-Feb-23	18-Mar-23
		$13,800	5.00%	TRANSPOWER MARINE PTE. LTD.	18-Mar-23	09-Apr-23	5
Salt Lake City 2005 / 171,810 dwt		$10,000	5.00%	Oldendorff GmbH & Co. KG	20-Dec-22	26-Feb-23
		$5,100	5.00%	RICHLAND BULK PTE LTD.	26-Feb-23	17-Apr-23	6
Baltimore 2005 / 177,243		$12,900	5.00%	Enesel Bulk Logistics DMCC	03-Nov-22	7-Feb-23
		$13,300	5.00%	Koch Shipping Pte. Ltd., Singapore	08-Feb-23	08-Jul-23 −23-Oct-23

*	Each dry bulk carrier is a “sister ship”, or closely similar, to other dry bulk carriers that have the same letter.
**	Total commission percentage paid to third parties.
***	In case of newly acquired vessel with time charter attached, this date refers to the expected/actual date of delivery of the vessel to the Company.
****	Range of redelivery dates, with the actual date of redelivery being at the Charterers’ option, but subject to the terms, conditions, and exceptions of the particular charterparty.
1	Redelivery date based on an estimated time charter trip duration of about 120 – 195 days.
2	The charter rate is $5,500 for the first 32 days of the charter period.
3	Vessel on scheduled drydocking from March 05, 2023, to March 22, 2023.
4	Redelivery date based on an estimated time charter trip duration of about 30 – 35 days.
5	Redelivery date based on an estimated time charter trip duration of about 22 days.
6	Redelivery date based on an estimated time charter trip duration of about 50 days.

Implications of Being an Emerging Growth Company
We had less than $1.235 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage or specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of Sarbanes-Oxley;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the date we first sell our common equity securities pursuant to an effective registration statement under the Securities Act or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.235 billion in “total annual gross revenues” during the most recently completed fiscal year. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We have chosen to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Corporate Information
OceanPal Inc. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at Pendelis 26, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30-210-9485-360. Our website address is http://www.oceanpal.com. The information on our website is not a part of this prospectus.

THE OFFERING
Issuer	OceanPal Inc., a Marshall Islands corporation.

Common stock currently outstanding (1)	24,233,996 shares.

Common stock issuable by us upon exercise of the Class A Warrants, Class B Warrants and Pre-Funded Warrants	17,397,400.

Common stock offered by the Selling Shareholders	Up to 15,000,000.

Common stock to be outstanding after the exercise of the Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants (1)	Up to 56,631,396 shares.

Terms of Warrants
Each Class A Warrant was exercisable upon issuance and expires five years from issuance, i.e. January 2027. The Class A Warrants are exercisable for one share of common stock, at an exercise price of $7.70, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein.

Each Class B Warrant has an exercise price of $1.01 per share, was exercisable upon issuance and expires five years from issuance, i.e. February 2028. Each Class B Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein.

Each Pre-Funded Warrant has an exercise price of $0.01 per share, and is exercisable at any time after original issuance until exercised in full.

Each Private Placement Warrant has an exercise price of $1.01 per share, was exercisable upon issuance, and expires five years from issuance, i.e., February 2028. Alternatively, each Private Placement Warrant will become exercisable for 0.75 of a share of our common stock under a cashless exercise provision included in the Private Placement Warrants rather than one share of common stock under the cash exercise provision.

For a complete description of the Warrants, please see “Description of Capital Stock — Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants” beginning on page 16.

Use of proceeds
We will receive up to an aggregate of $26.3 million from the exercise of the Class A Warrants, Class B Warrants and Pre-Funded Warrants, assuming the exercise in full of all of these warrants in cash. We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered by the Selling Shareholders pursuant to this prospectus. All proceeds from the resale or other disposition of the shares of common stock pursuant to this prospectus will be for the accounts of the Selling Shareholders. We shall further not receive any proceeds from the Private Placement Warrants, in the case that these are exercised pursuant to the cashless exercise provisions.

Net proceeds from this offering will be used for general corporate purposes, including for the potential future acquisition of vessels. See “Use of Proceeds.”

Listing	Our common stock currently trades on the Nasdaq Capital Market under the symbol “OP.”

Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 6, and those set forth in our Annual Report, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

(1)	Based on shares of common stock outstanding as of April 7, 2023.

RISK FACTORS
An investment in our securities is highly speculative and involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below and all of the other information contained or incorporated by reference into this prospectus including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report, which is incorporated by reference herein, and as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.” These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In that case, you may lose all or part of your investment in the securities.
Risks Relating to our Common Stock and Warrants.
The market prices and trading volume of our shares of common stock has and may continue to experience rapid and substantial price volatility, which could cause purchasers of our common stock to incur substantial losses.
Recently, the market prices and trading volume of shares of common stock of other small publicly traded companies with a limited number of shares available to purchasers, have experienced rapid and substantial price volatility unrelated to the financial performance of those companies. Similarly, shares of our common stock have and may continue to experience similar rapid and substantial price volatility unrelated to our financial performance, which could cause purchasers of our common stock to incur substantial losses, which may be unpredictable and not bear any relationship to our business and financial performance. Extreme fluctuations in the market price of our common stock may occur in response to strong and atypical retail investor interest, including on social media and online forums, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our common stock and our other securities, access to margin debt, trading in options and other derivatives on our shares of common stock and any related hedging and other trading factors:
If there is extreme market volatility and trading patterns in our common stock, it may create several risks for purchasers of our shares, including the following:
•	the market price of our common stock may experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals;
•
if our future market capitalization reflects trading dynamics unrelated to our financial performance or prospects, purchasers of our common stock could incur substantial losses as prices decline once the level of market volatility has abated;

•
if the future market price of our common stock declines, purchasers of shares of common stock in this offering may be unable to resell such shares at or above the price at which they acquired them. We cannot assure such purchasers that the market of our common stock will not fluctuate or decline significantly in the future, in which case investors in this offering could incur substantial losses.

Further, we may incur rapid and substantial increases or decreases in our common stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our common stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our common stock or result in fluctuations in the price or trading volume of our common stock, including:
•	actual or anticipated variations in our annual or quarterly results of operations, including our earnings estimates and whether we meet market expectations with regard to our earnings;
•	our ability to pay dividends or other distributions;
•	publication of research reports by analysts or others about us or the shipping industry in which we operate which may be unfavorable, inaccurate, inconsistent or not disseminated on a regular basis;
•	changes in market valuations of similar companies;
•	market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;
•	additions or departures of key personnel;
•	actions by institutional or significant stockholders;
•	short interest in our common stock or our other securities and the market response to such short interest;
•	the dramatic increase in the number of individual holders of our common stock and their participation in social media platforms targeted at speculative investing;
•	speculation in the press or investment community about our company or industries in which we operate;
•	strategic actions by us or our competitors, such as acquisitions or other investments;
•	legislative, administrative, regulatory or other actions affecting our business, our industry;
•	investigations, proceedings, or litigation that involve or affect us;
•	the occurrence of any of the other risk factors included in this registration statement of which this prospectus forms a part; and
•	general market and economic conditions.

Future issuances or sales of our common stock could cause the market price of our common stock to decline.
Issuances or sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These issuances and sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.
As of April 7, 2023, we had i) outstanding Class A Warrants that may obligate us to issue up to an additional of 1,447,400 shares of common stock, ii) outstanding Class B Warrants that may obligate us to issue up to an additional of 15,000,000 shares of common stock , iii) outstanding Pre-Funded warrants that may obligate us to issue up to an additional of 950,000 shares of common stock, and iv) Private Placement Warrants that may obligate us to issue up to an additional of 15,000,000 shares of common stock , or 32,397,400 common shares in aggregate, upon the exercise of all these Warrants in full. In addition, we may issue additional shares of common stock upon the conversion of one or more series of our preferred shares and may issue additional securities in the future for any purpose and for such consideration and on such terms and conditions as we may determine appropriate or necessary, including in connection with equity awards, financings or other strategic transactions. In addition, our stockholders may elect to sell large numbers of shares held by them from time to time.
Our amended and restated articles of incorporation authorize us to issue up to 1,000,000,000 shares of common stock, of which 24,233,996 shares were issued and outstanding as of April 7, 2023. The number of shares of common stock available for sale in the public market will be limited by restrictions applicable under securities laws.
The market price of our common shares could also decline due to sales, or the announcements of proposed sales, of a large number of common shares by our large shareholders, or the perception that these sales could occur.
We may not be able to regain compliance with Nasdaq’s continued listing requirements which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.
Our common stock is listed on the Nasdaq Capital Market. On March 27, 2023, we received written notification from Nasdaq that because the closing bid price of our common stock for 32 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on Nasdaq, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to the Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until September 25, 2023. We intend to monitor the closing bid price of our common stock during this period and, if necessary, will take steps necessary to regain compliance with the minimum bid price requirement. If we fail to maintain compliance with all applicable continued listing requirements for Nasdaq and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay any debt and fund our operations. In addition, our ability to raise additional capital through equity or debt financing would be greatly impaired. A suspension or delisting may also breach the terms of certain of our material contracts. The Company was previously able to regain compliance with the minimum bid price requirement and plans to take the steps necessary to regain compliance once again.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts. We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith.
This document and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance and are not intended to give any assurance as to future results. When used in this document, the words “believe”, “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “targets,” “likely,” “would,” “could,” “seeks,” “continue,” “possible,” “might,” “pending,” and similar expressions, terms or phrases may identify forward-looking statements.
The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in its records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, we cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.
Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward- looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.
In addition to these important factors and matters discussed elsewhere herein, including under the section of this prospectus entitled “Risk Factors,” important factors that, in its view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:
•	the strength of world economies;
•	fluctuations in currencies and interest rates, inflationary pressures, and the impact of the discontinuance of the London Interbank Offered Rate for US Dollars, or LIBOR, after June 30, 2023;
•
dry bulk market conditions and trends, including volatility in charter rates, factors affecting supply and demand, fluctuating vessel values, opportunities for the profitable operations of dry bulk carriers;

•	changes in the supply of vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels;
•	changes in our operating and capitalized expenses, including bunker prices, crew costs, dry-docking, costs associated with regulatory compliance, and insurance costs;
•	our future operating or financial results;

•
our ability to borrow under future debt agreements on favorable terms or at all, and our ability to comply with the covenants contained therein, in particular due to economic, financial or operational reasons;

•
changes to our financial condition and liquidity, including our ability to fund capital expenditures and investments in the acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue), and other general corporate activities;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•
compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

•
new environmental regulations and restrictions, whether at a global level stipulated by the International Maritime Organization, and/or regional/national imposed by regional authorities such as the European Union or individual countries;

•	potential cyber-attacks which may disrupt our business operations;
•	the failure of counter parties to fully perform their contracts with us;
•	our dependence on key personnel;
•	adequacy of insurance coverage;
•	the volatility of the price of our common shares;
•	future sales of our securities in the public market and our ability to regain and maintain our compliance with Nasdaq listing requirements;
•	our incorporation under the laws of the Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States;
•	general domestic and international political conditions or labor disruptions, including “trade wars”, global public health threats and major outbreaks of diseases;
•	the impact of port or canal congestion or disruptions;
•	any continuing impacts of coronavirus (COVID-19) on the dry-bulk shipping industry;
•
potential physical disruption of shipping routes due to accidents, climate-related reasons (acute and chronic), political events, public health threats, international hostilities and instability such as the ongoing conflict between Russia and the Ukraine, piracy or acts by terrorists; and

•	other important factors described from time to time in the reports we file with the U.S. Securities and Exchange Commission, or the SEC.
This prospectus may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the SEC, in other information sent to our security holders, and in other written materials. We also caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS
We will receive up to an aggregate of $26.3 million from the exercise of the Class A Warrants, Class B Warrants, and Pre-Funded Warrants, assuming the exercise in full of all of these warrants for cash. We expect to use the net proceeds from the exercise of these warrants, if any, for general corporate purposes, including for the potential future acquisition of vessels. Accordingly, our management will have discretion and flexibility in applying the net proceeds received from the exercise for cash of these warrants.
We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered by the Selling Shareholders pursuant to this prospectus. All proceeds from the resale or other disposition of the shares of common stock pursuant to this prospectus will be for the accounts of the Selling Shareholders. We shall further not receive any proceeds from the Private Placement Warrants, in the case that these are exercised pursuant to the cashless exercise provisions.

DIVIDEND POLICY
The declaration and payment of dividends, if any, are subject to the discretion of our board of directors. Our board of directors will review and amend our dividend policy from time to time in light of our business plans and other factors.
Marshall Islands law generally prohibits the payment of dividends other than from surplus or when a company is insolvent or if the payment of the dividend would render the company insolvent.
We believe that, under current law, any dividends that we may pay in the future from earnings and profits constitute “qualified dividend income” and as such are generally subject to a 20% United States federal income tax rate with respect to non-corporate United States shareholders. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a United States shareholder’s tax basis in its common stock on a dollar-for-dollar basis and thereafter as capital gain. Please see the section of this Registration Statement of which this prospectus forms a part, entitled “Taxation” for additional information relating to the tax treatment of our dividend payments.
Cumulative dividends on shares of our Series C Preferred Stock and our Series D Preferred Stock are payable in cash or, at our election, in kind, quarterly on each January 15, April 15, July 15 and October 15, or, if any such dividend payment date otherwise would fall on a date that is not a business day, the immediately succeeding business day. The dividend rate on shares of our Series C Preferred Stock is 8.0% per annum per $1,000 of liquidation preference per share (equal to $80 per annum per share) and is not subject to adjustment. The dividend rate on shares of our Series D Preferred Stock is 7.0% per annum per $1,000 of liquidation preference per share (equal to $70 per annum per share) and is not subject to adjustment.
Marshall Islands law provides that we may pay dividends only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
Our common stock currently trades on the Nasdaq Capital Market, under the symbol “OP”. On April 6, 2023, the closing price of our common stock on Nasdaq was $0.3305.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2022:
•	on an actual basis;
•
on an as adjusted basis, to give effect to i) $0.16 million for a dividend on our Series D Preferred Stock, concerning the period from October 15, 2022 to January 14, 2023, and paid on January 17, 2023[1], ii) the issuance on February 8, 2023 of 13,157 shares of Series D Preferred Stock as partial consideration for the remaining purchase price of $10.0 million for the acquisition of the Panamax m/v Melia[2], iii) the issuance and sale by us on February 10, 2023 of 15,000,000 units comprising of 12,300,000 shares of common stock, 2,700,000 Pre-Funded Warrants to purchase 2,700,000 shares of common stock, 15,000,000 Class B Warrants to purchase 15,000,000 shares of common stock at a public offering price of $1.01 per unit, and the sale to each purchaser of the units, of 15,000,000 Private Placement Warrants, to purchase up to an aggregate of 15,000,000 shares of our common stock at an exercise price of $1.01 per share, in exchange for $15.12 million, or net proceeds of $13.36 million after deducting an amount of $1.76 million concerning placement agent fees and estimated offering expenses payable by us2, iv) the exercise of 1,750,000 Pre-Funded Warrants to same number of shares of common stock at an exercise price of $0.01 per common share[2], v) the issuance by us of 1,200 shares of our newly designated Series E Preferred Stock, par value $0.01 per share, to an affiliated company to our Chairperson, Mrs. Semiramis Paliou (the “Series E Preferred Stock”), for a purchase price of $35 thousand[2], and vi) $0.27 million for a dividend on our Series C Preferred Stock to holders as of record date April 14, 2023, which is payable on April 17, 2023[1]; and,

•
on an as further adjusted basis to give effect to i) the issuance of 1,447,400 shares of common stock issuable upon the exercise of the Class A Warrants, ii) the issuance of 15,000,000 shares of common stock issuable upon the exercise of the Class B Warrants, iii) the issuance of 950,000 shares of common stock issuable upon the exercise of the Pre-Funded Warrants, and iv) the issuance of 11,250,000 shares of common stock pursuant to the cashless exercise provisions of the 15,000,000 Private Placement Warrants by the Selling Shareholders[2], in exchange for gross proceeds of $26.3 million. We will not receive any proceeds from the exercise of the Private Placement Warrants on a cashless basis.

This table should be read in conjunction with information contained in “Use of Proceeds” included elsewhere in this prospectus, in addition to our audited consolidated financial statements and related notes for the year ended December 31, 2022, and section entitled “Item 5. Operating and Financial Review and Prospects”, included in our Annual Report on Form 20-F which was filed with the Commission on March 30, 2023, incorporated by reference herein, and other information provided in this Registration Statement.
There have been no other material adjustments to our capitalization since December 31, 2022.
(All figures in thousands U.S. dollars, except per share amounts)
Stockholders’ Equity	Actual	As Adjusted	As Further Adjusted
	(audited)	(unaudited)	(unaudited)
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 519,172 issued and outstanding as at December 31, 2022, 533,529 shares issued and outstanding on an as adjusted and as further adjusted basis	5	5	5

Common stock, $0.01 par value; 1,000,000,000 shares authorized; 10,183,996 issued and outstanding as at December 31, 2022, 24,233,996 shares issued and outstanding on an adjusted basis, and 52,881,396 shares issued and outstanding on an as further adjusted basis	102	242	529

Additional paid-in capital	78,773	101,615	127,633

Accumulated Deficit	(2,321)	(2,321)	(2,321)

Total Capitalization	$76,559	$99,541	$125,846

The capitalization as adjusted and as further adjusted does not depict the recognition of compensation cost on i) the 1,982 shares of Series C Preferred Stock awarded to executive management and non-executive directors on April 15, 2022, for the period from January 1, 2023, to the date of this Registration Statement, of which this prospectus forms a part, and ii) the 3,332 shares of Series C Preferred Stock awarded to executive management and non-executive directors on March 7, 2023, for the period from March 7, 2023, to the date of this Registration Statement, of which this prospectus forms a part.
1As it regards the dividends, declared as described in second bullet above, the capitalization as adjusted and as further adjusted assumes equivalent reduction from the as of December 31, 2022, additional paid-in-capital, since the Company reported accumulated deficit as of December 31, 2022.
2Furthermore, the accounting treatment for (i) the issuance of 13,157 shares of Series D Preferred Stock as partial consideration for the acquisition of the M/V Melia, (ii) the issuance of Class B Warrants, (iii) the issuance of Pre-Funded Warrants, (iv) the issuance Private Placement Warrants (including their cashless exercise), and (v) the issuance of the Series E Preferred Stock, has not been finalized as of the date hereof.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. We refer you to our Amended and Restated Articles of Incorporation and Bylaws, contained in our annual report incorporated herein by reference.
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.
Authorized Capitalization
Under our amended and restated articles of incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, of which 24,233,996 shares are issued and outstanding as of April 7, 2023, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 1,000,000 shares are designated Series A Participating Preferred Stock, none of which are issued and outstanding as of April 7, 2023, (ii) 500,000 shares are designated Series B Preferred Stock, all of which are issued and outstanding as of April 7, 2023, (iii) 20,000 shares are designated Series C Preferred Stock, of which 10,000 were issued and outstanding as of April 7, 2023, and 5,314 have been granted (but not yet issued) under our 2021 Equity Incentive Plan, as amended and restated, (iv) 25,000 shares were designated as Series D Preferred stock, of which 22,329 are issued and outstanding as of April 7, 2023; and (v) 10,000 shares are designated Series E Preferred Stock, of which 1,200 were issued and outstanding as of April 7, 2023. All of our shares of stock are in registered form.
Common Stock
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our preferred stock.
Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights and preferences that could adversely affect the voting power and other rights of holders of our common stock, Series A Participating Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or other preferred stock we may issue in the future, or make it more difficult to effect a change in control. In addition, preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Series B Preferred Stock
The Series B Preferred Stock entitles Diana Shipping the right to vote up to 34% of the total number of votes entitled to be cast for all matters for which our shareholders are entitled to vote on, but have no economic rights. To the extent the aggregate voting power of any holder of Series B Preferred Stock, together with any affiliate of such holder, would exceed 49% of the total number of votes that may be cast on any matter submitted to a vote of our shareholders, the number of votes related to each share of Series B Preferred Stock shall be automatically reduced so that such holder’s aggregate voting power, together with any affiliate of such holder, is not more than 49%.
Series C Preferred Stock
The outstanding shares of Series C Preferred Stock have a cumulative preferred dividend accruing at the rate of 8.0% per annum, a $1,000 liquidation preference and are convertible into common shares at Diana Shipping’s option commencing upon the first anniversary of the original issue date, at a conversion price equal to the lesser of $65.00 and the 10-trading day trailing VWAP of our common shares, subject to certain adjustments. Diana Shipping, however, is prohibited from converting its shares of Series C Preferred Stock into common shares to the extent that, as a result of such conversion, Diana Shipping (together with its affiliates) would beneficially own more than 49% of the total outstanding common shares.
The shares of Series C Preferred Stock have no voting rights except (1) in respect of amendments to the Articles of Incorporation which would adversely alter the preferences, powers or rights of the holders of Series C Preferred Stock or (2) in the event that we propose to issue (a) any parity stock if the cumulative dividends payable on our outstanding shares of Series C Preferred Stock are in arrears (b) or any senior stock.
Dividends on shares of the Series C Preferred Stock accrue and are cumulative from the date that the shares of the Series C Preferred Stock are originally issued and are payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends are paid on January 15, April 15, July 15 and October 15 (each, a “Dividend Payment Date”). If any Dividend Payment Date otherwise falls on a day that is not a business day, declared dividends will be payable on the next day business day without the accumulation of additional dividends.
Series D Preferred Stock
The outstanding shares of Series D Preferred Stock have a cumulative preferred dividend accruing at the rate of 7.0% per annum, a $1,000 liquidation preference and are convertible into common shares at holder’s option commencing upon the original issue date, at a conversion price equal to the 10-trading day trailing VWAP of our common shares, subject to certain adjustments. Each holder, however, is prohibited from converting its shares of Series D Preferred stock to the extent that, as a result of such conversion, the holder would beneficially own more than 49% of our total outstanding common shares.
The holders of shares of Series D Preferred Stock have no voting rights except (1) in respect of amendments to the Articles of Incorporation which would adversely alter the preferences, powers or rights of the holders of Series D Preferred Stock or (2) in the event that we propose to issue (a) any parity stock if the cumulative dividends payable on our outstanding shares of Series D Preferred Stock are in arrears or any senior stock.
Dividends on shares of the Series D Preferred Stock accrue and are cumulative from the date that the shares of the Series D Preferred Stock are originally issued and are payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends are paid on January 15, April 15, July 15 and October 15 (each, a “Dividend Payment Date”) commencing October 15, 2022. If any Dividend Payment Date otherwise falls on a day that is not a business day, declared dividends will be payable on the next day business day without the accumulation of additional dividends.

Series E Preferred Stock
The Series E Preferred Stock has no dividend or liquidation rights. The Series E Preferred Stock votes with the shares of our common stock, and each share of the Series E Preferred Stock entitles the holder thereof to up to 25,000 votes, on all matters submitted to a vote of the stockholders of the Company, subject to up to 15% of the total number of votes entitled to be cast on matters put to shareholders of the Company. The Series E Preferred Stock is convertible, at the election of the holder, in whole or in part, into shares of our common stock at a conversion price equal to the 10-trading day trailing VWAP of our common stock, subject to certain adjustments, at any time after (i) the cancellation of all of our Series B Preferred Stock or (ii) the transfer for all of our Series B Preferred Stock (collectively, a “Series B Event”). The 15% limitation discussed above, shall terminate upon the occurrence of a Series B Event. The Series E Preferred Stock is transferable only to the holder’s immediate family members and to affiliated persons or entities, with the prior consent of the Company.
Preferred Stock Purchase Rights
On November 29, 2021, we entered into a Stockholders Rights Agreement, which was amended and restated as of December 16, 2022, and which we refer to as the Rights Agreement, with Computershare Trust Company, N.A., as Rights Agent on.
Under the Rights Agreement, we have declared a dividend payable of one preferred stock purchase right, or Right, for each share of common stock outstanding immediately following the consummation of Diana Shipping’s distribution of our common shares. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.01 per share, at an exercise price of $40.00 per share. The Rights will separate from the common stock and become exercisable only if a person or group acquires beneficial ownership of 15% or more of our common stock (including through entry into certain derivative positions) in a transaction not approved by our board of directors. In that situation, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of our common stock having a then-current market value equal to twice the exercise price. In addition, if the Company is acquired in a merger or other business combination after an acquiring person acquires 15% or more of our common stock, each holder of the Right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these Rights. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the Rights or a permitted offer, the Rights should not interfere with a merger or other business combination approved by our board of directors.
We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which is incorporated by reference herein.

Detachment of the Rights
The Rights are attached to all certificates representing our currently outstanding common stock, or, in the case of uncertificated common shares registered in book entry form, which we refer to as “book entry shares,” by notation in book entry accounts reflecting ownership, and will attach to all common stock certificates and book entry shares we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire 10 years after the date thereof, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:
•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock; or
•
the 10th business day (or such later date as determined by the Company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

“Acquiring person” is generally defined in the Rights Agreement as any person, together with all affiliates or associates, who beneficially owns 15% or more of the Company’s common stock. However, the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company, or any person holding shares of common stock for or pursuant to the terms of any such plan, are excluded from the definition of “acquiring person.” In addition, persons who beneficially own 15% or more of the Company’s common stock on the effective date of the Rights Agreement and are excluded from the definition of “acquiring person” until such time as they acquire additional shares in excess of 2% of the Company’s then outstanding common stock as specified in the Rights Agreement for purposes of the Rights, and therefore, until such time, their ownership cannot trigger the Rights. For purposes of the Stockholders Rights Agreements, Diana Shipping Inc. and our Chairperson of the Board or any entity controlled by our Chairperson of the Board will not be considered an Acquiring Person regardless of the beneficial ownership of such person. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.
Our board of directors may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.
Until the Rights distribution date:
•	our common stock certificates and book entry shares will evidence the Rights, and the Rights will be transferable only with those certificates; and
•	any new common stock will be issued with Rights and new certificates or book entry shares, as applicable, will contain a notation incorporating the Rights Agreement by reference.
As soon as practicable after the Rights distribution date, the Rights Agent will mail certificates representing the Rights to holders of record of common stock at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.
We will not issue Rights with any shares of common stock we issue after the Rights distribution date, except as our board of directors may otherwise determine.

Flip-In Event
A “flip-in event” will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an acquiring person pursuant to a merger or other acquisition agreement that has been approved by our board of directors prior to that person becoming an acquiring person.
If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the acquiring person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.
When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the Rights Agreement specifies.
Flip-Over Event
A “flip-over event” will occur under the Rights Agreement when, at any time after a person has become an acquiring person:
•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or
•	50% or more of our assets or earning power is sold or transferred.
If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such Right.
Anti-dilution
The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement  will not require us to adjust the exercise price of the Rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our Series A Participating Preferred Stock that are not integral multiples of one-thousandth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.
Redemption of Rights
At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our board of directors timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

Exchange of Rights
We may, at our option, exchange the Rights (other than Rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing stockholders becoming the beneficial owner of 50% or more of our outstanding common stock for the purposes of the Rights Agreement.
Amendment of Terms of Rights
During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights Agreement, other than to decrease the redemption price, only as follows:
•	to cure any ambiguity, defect or inconsistency;
•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any acquiring person; or
•
to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an acquiring person.

Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants
The following summary of certain terms and provisions of Class A Warrants offered pursuant to our January 2022 Registration Statement, the Class B Warrants and Pre-Funded Warrants offered pursuant to our February 2023 Registration Statement and the Private Placement Warrants, is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, the form of Class B Warrant, the form of Pre-Funded Warrant and the form of the Private Placement Warrant. Prospective investors should carefully review the terms and provisions set forth in the form of Class A Warrant, the form of Class B Warrant, the form of Pre-Funded Warrant and the form of the Private Placement Warrant.
Exercisability. The Class A Warrants, Class B Warrants and Private Placement Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. The Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. Each of the Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants is exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants. No fractional common shares will be issued in connection with the exercise of a Class A Warrant, Class B Warrant, Pre-Funded Warrant or a Private Placement Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price. Additionally, pursuant to the terms of the Private Placement Warrants, the holders may elect to exercise such warrants on a cashless basis at the rate of 0.75 common share per warrant on or after the later of (i) the date the Selling Shareholders Registration Statement was declared effective, (ii) March 24, 2023, and (iii) the date the aggregate cumulative trading volume of the Company’s common shares beginning on February 8, 2023 exceeds 60 million shares.

Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any pre-funded warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.
Exercise Price. The exercise price for the Pre-Funded Warrants is $0.01 per share. The exercise price per whole common share purchasable upon exercise of the Class B Warrants and the Private Placement Warrants is $1.01 per share, subject, in the case of the Private Placement Warrants, to the alternative cashless exercise provisions. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $7.70 per share. The exercise price and number of common shares issuable upon exercise adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares.
Transferability. Subject to applicable laws, the Class A Warrants, Class B Warrants and the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing. We do not intend to apply for the listing of the Class A Warrants, Class B Warrants and Pre-Funded Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants, Class B Warrants and Pre-Funded Warrants will be limited.
Rights as a Shareholder. Except as otherwise provided in the Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Class A Warrant, Class B Warrant, Pre-Funded Warrant and Private Placement Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.
Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Class A Warrants, the Class B Warrants, the Pre-Funded Warrants and the Private Placement Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class A Warrants, the Class B Warrants, and the Private Placement Warrants, in the event of certain fundamental transactions, the holders of the Class A Warrants, the Class B Warrants, and the Private Placement Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class A Warrants, the Class B Warrants, and the Private Placement Warrants on the date of consummation of such transaction.
Governing Law. The Class A Warrants, the Class B Warrants, the Pre-Funded Warrants and the Private Placement Warrants are governed by New York law.

TAXATION
In the opinion of Seward & Kissel LLP, the following discussion summarizes certain U.S. federal income and Marshall Islands tax considerations that may be applicable to “U.S. Holders” and “non-U.S. Holders” (each as defined below) with respect to the distribution, ownership, sale, exchange or disposition of our common shares or warrants, and of the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. This discussion only applies to shareholders who acquire common stock or warrants as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of common stock in light of its particular circumstances.
This discussion is based upon provisions of the Code, the Treasury Regulations, promulgated thereunder and rulings and judicial decisions all as of the date hereof, and all of which may change, perhaps retroactively, potentially resulting in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the new corporate alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of common stock or warrants in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of common stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding common stock as part of a hedging or conversion transaction or straddle, a person subject to an alternative minimum tax or the “base erosion and anti-avoidance” tax, a person required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”, an insurance company, former U.S. citizens or former long-term U.S. resident aliens, persons who own, directly or constructively, 10% or more of our equity).
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding common stock or Warrants, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of common stock.
You should consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
U.S. Holders
Subject to the qualifications set forth above, the following discussion summarizes certain U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of common stock by “U.S. Holders” and the purchase, ownership, exercise, lapse, sale or other disposition of the Warrants by “U.S. Holders.” You are a “U.S. Holder” if you are a beneficial owner of common stock or Warrants and you are for U.S. federal income tax purposes;
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Tax Treatment of the Pre-Funded Warrants
We believe that our Pre-Funded Warrants should be treated as our common shares for U.S. federal income tax purposes, rather than as Warrants. Assuming this position is upheld, upon the exercise of a Pre-Funded Warrant, the holding period of a Pre-Funded Warrant should carry over to the common share received. Similarly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and the tax basis of a Pre-Funded Warrant should carry over to the common share received upon exercise, increased by the exercise price of $0.01 per share.
In the event that the exercise price or conversion ratio of Pre-Funded Warrants is adjusted as a result of an action affecting the common shares, such as a dividend being paid on the common shares, a U.S. Holder may be treated as receiving a distribution from OceanPal Inc. Such deemed distributions may be treated as a dividend and may be eligible for preferential tax rates.
However, our position is not binding on the IRS and the IRS may treat the Pre-Funded Warrants as warrants to acquire our common stock. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Pre-Funded Warrants. The following discussion assumes our Pre-Funded Warrants are properly treated as our common stock.
Distributions in General.
Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to common stock generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from the Issuer because the Issuer is not a U.S. corporation. Dividends received with respect to common stock generally will be treated as non-U.S. source “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.
Dividends paid on common stock to a U.S. Holder who is an individual, trust or estate, which we refer to as a U.S. Individual Holder, will generally be treated as “qualified dividend income” that are taxable to such U.S. Individual Holders at preferential tax rates provided that (1) common stock is readily tradable on an established securities market in the United States (such as the Nasdaq, on which common stock are listed); (2) the Company is not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (see discussion below); and (3) the U.S. Individual Holder has owned common stock for more than 60 days in the 121-day period beginning 60 days before the date on which it becomes ex-dividend. U.S. Individual Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to common stock.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any amounts received in respect of common stock that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common stock that is equal to or in excess of 5% of the holder’s adjusted tax basis (or fair market value upon such holder’s election). In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of the holder’s adjusted tax basis (or fair market value).

Sale, Exchange, or Other Disposition of Common Stock and the Warrants.
Subject to the discussion below of the rules applicable to PFICs, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of common stock or the Warrants in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such stock or the Warrants. The U.S. Holder’s initial tax basis in its common stock generally will be the U.S. Holder’s purchase price for the stock and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital. Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S.-source income or loss, as applicable, for United States foreign tax credit purposes.
U.S. Federal Income Tax Treatment of the Warrants
A U.S. Holder of the Warrants will recognize gain or loss as a result of the U.S. Holder’s receipt of our common stock upon exercise of the Warrants. A U.S. Holder’s adjusted tax basis in the common stock received will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the Warrants exercised and (ii) the amount of the exercise price for the Warrants. If the Warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder’s adjusted tax basis in the Warrants. A U.S. Holder’s holding period for common stock received upon exercise of a Warrant will commence on the date the Warrant is exercised.
The exercise price of a Warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a Warrant in the fully diluted common shares without proportionate adjustments to the holders of our common stock, U.S. Holder of the Warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.
Consequences of Owning Shares in a passive foreign investment company, or “PFIC.”
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options or warrants as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are or have been a PFIC during any taxable year, nor do we expect to become a PFIC with respect to our current taxable year or any future taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute assets that produce, or are held for the production of, passive income for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder of our common stock makes an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder of our common stock should be able to make a “mark-to-market” election with respect to common stock, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder’s common stock. A U.S. Holder is not permitted to make a QEF election with respect to the Warrants.
Taxation of U.S. Holders Making a Timely QEF Election.
If a U.S. Holder makes a timely QEF election (or an “Electing Holder”), then, for U.S. federal income tax purposes, such Electing Holder must report as income for its taxable year its pro rata share of the Issuer’s ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which such Electing Holder is reporting, regardless of whether or not the Electing Holder received distributions from the Issuer in that year. The Electing Holder’s adjusted tax basis in common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common stock and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of common stock.
A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. We will provide each U.S. Holder with the information necessary to make the QEF election described above, although there can be no assurances that we will be able to provide such information annually. A U.S. Holder is not permitted to make a QEF election with respect to the Warrants.

Taxation of U.S. Holders Making a Mark-to-Market Election.
Alternatively, if, as we anticipate, common stock are treated as “marketable stock,” a U.S. Holder would be permitted to make an election to mark-to-market its common stock (the “Mark-to-Market Election”), provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of common stock at the end of the taxable year over such holder’s adjusted tax basis in common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Holder’s tax basis in its common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.
A U.S. Holder that does not make either a QEF election or a Mark-to-Market Election for that year (or a “Non-Electing Holder”) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for common stock), and (2) any gain realized on the sale, exchange or other disposition of common stock. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for common stock;
•
the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Tax Considerations Relating to preferred stock
The U.S. federal income tax treatment of distributions on preferred stock and of gain or loss upon a sale, exchange or other disposition of the preferred stock will be similar to the U.S. federal income tax treatment of distributions on, and gain or loss upon a sale, exchange or disposition, of common stock, as described above.
3.8% Tax on Net Investment Income
A U.S. Holder that is an individual, estate, or, in certain cases, a trust, will generally be subject to a 3.8% tax on the lesser of, in the case of a U.S. Holder that is an individual, (i) the U.S. Holder’s net investment income for the taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000). A U.S. Holder’s net investment income will generally include distributions we make on common stock or preferred stock which are treated as dividends for U.S. federal income tax purposes and capital gains from the sale, exchange or other disposition of common stock and preferred stock. This tax is in addition to any income taxes due on such investment income.

United States Federal Income Taxation of Non-U.S. Holders
A beneficial owner (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) of common stock, preferred stock or warrants that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding common stock or warrants, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of common stock or warrants.
Distributions
Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, our distributions will generally be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, to the extent they constitute income effectively connected with the Non-U.S. Holder’s United States trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.
Disposition of Common Stock or Warrants.
In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of common stock or warrants provided the Non-U.S. Holder is not engaged in a United States trade or business. A Non-U.S. Holder that is engaged in a United States trade or business   will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, in the event the gain from the disposition of stock or warrants is effectively connected with the conduct of such United States trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of  an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. However, even if not engaged in a United States trade or business, individual Non-U.S. Holders may be subject to tax on gain (which may be offset by U.S. source capital losses of the Non-U.S. Holder, even though the individual is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) resulting from the disposition of common stock or warrants if they are present in the United States for 183 days or more during the taxable year in which the stock is disposed and meet certain other requirements.
Non-U.S. Holders subject to U.S. federal income tax should consult their own tax advisors regarding the tax consequences of an investment in common stock or warrants.

Information reporting and backup withholding.
In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common stock or warrants will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY (or applicable successor forms) together with all applicable certifications and statements.
Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, common stock, unless the shares held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.
U.S. Federal Income Taxation of the Company
Taxation of Operating Income: In General
Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to U.S. federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States exclusive of certain U.S. territories and possessions constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.
Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.
In the absence of exemption from tax under Section 883 of the Code, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the Treasury Regulations thereunder, the Company will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:
•	the Company is organized in a foreign country, or its country of organization, that grants an “equivalent exemption” to corporations organized in the United States; and
Either
•
more than 50% of the value of the Company’s stock is owned, directly or indirectly, by “qualified shareholders,” individuals who are “residents” of a foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as the “50% Ownership Test,” or

•
the Company’s stock is “primarily and regularly traded on an established securities market” in a country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where the Company is incorporated, and each of the jurisdictions where the Company’s subsidiaries are incorporated grants an “equivalent exemption” to United States corporations. Therefore, the Company and its subsidiaries will be exempt from U.S. federal income taxation in any taxable year with respect to our U.S.-source shipping income if the Company satisfies either the 50% Ownership Test or the Publicly-Traded Test for such taxable year.
The Company does not expect that it will be able to satisfy the 50% Ownership Test for any taxable year due to the anticipated, widely-held nature of its stock.
The Company’s ability to satisfy the Publicly-Traded Test is discussed below.
The Treasury Regulations provide, in pertinent part, that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. Our common shares are “primarily traded” on the Nasdaq Capital Market, which is an established securities market for these purposes.
Under the regulations, the Company’s common shares are considered to be “regularly traded” on an established securities market if one or more classes of its stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market (the “listing threshold”). Since the Company’s common shares are listed on the Nasdaq Capital Market, the Company will satisfy the listing threshold.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in the case of a short taxable year); and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year (or as appropriately adjusted in the case of a short taxable year). The Company expects to satisfy the trading frequency and trading volume tests described in this paragraph. Even if this were not the case, the relevant Treasury regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as the Company expects to be the case with its common shares, such class of stock is traded on an established market in the United States, such as the Nasdaq Capital Market, and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the Treasury regulations provide that, in pertinent part, a non-U.S. corporation’s common stock will not be considered to be “regularly traded” on an established securities market for any taxable year if 50% or more of the outstanding shares of such corporation’s common stock is owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the common stock the corporation (the “5% Override Rule”).
For purposes of being able to determine the persons who own 5% or more of a corporation’s stock (“5% Shareholders”) the Treasury regulations permit a corporation to rely on Schedule 13-D and Schedule 13-G filings with the Commission to identify persons who have a 5% or more beneficial interest in such corporation’s common stock. The Treasury regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.
It is possible that 5% Shareholders may own more than 50% of our common shares. In the event the 5% Override Rule is triggered, the Treasury regulations provide that the 5% Override Rule will nevertheless not apply if the Company can establish that within the group of 5% Shareholders, there are sufficient 5%
Shareholders that are considered to be “qualified shareholders” for purposes of Section 883 of the Code to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the corporation’s common stock for more than half the number of days during the taxable year. To establish this exception to the 5% Override Rule, 5% Shareholders owning a sufficient number of our common shares would have to provide the Company with certain information in order to substantiate their status as qualified shareholders. If 5% Shareholders were to own more than 50% of our common shares, there is no assurance that we would be able to satisfy the foregoing requirements.
Additionally, we intend to take the position that the Pre-Funded Warrants are a separate class of  stock for purposes of the Publicly-Traded Test and that therefore the holders of Pre-Funded Warrants will not be treated as owners of common stock for purposes of determining the percentage of common stock owned by a shareholder under the Closely-Held Rule. However, the precise application of these rules to the Pre- Funded Warrants is unclear and the IRS may disagree with this position.
Due to the factual nature of the issues involved, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for future taxable years.

Taxation in Absence of Exemption
If the benefits of Section 883 of the Code are unavailable for any taxable year, the Company’s U.S. source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, will be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions (“4% gross basis tax regime”). Since under the sourcing rules described above, no more than 50% of our shipping income is treated as being derived from United States sources, the maximum effective rate of U.S. federal income tax on our shipping income will not exceed 2% under the 4% gross basis tax regime.
To the extent the benefits of the Section 883 of the Code are unavailable and the Company’s U.S. source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, the Company may be subject to the 30% U.S. federal “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of such United States trade or business.
The Company’s U.S. source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:
•	The Company has, or is considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
Substantially all of the Company’s U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

The Company does not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of the Company’s shipping operations and other activities, the Company believes that none of its U.S. source shipping income will be “effectively connected” with the conduct of a United States trade or business.
United States Taxation of Gain on Sale of Vessels
Regardless of whether the Company qualifies for exemption under Section 883 of the Code, the Company will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by the Company will be considered to occur outside of the United States.
Certain Marshall Islands Tax Law Considerations
The Company is incorporated in the Marshall Islands. Under current Marshall Islands law, the Company is not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders. Nor will there be any Marshall Islands withholding taxes imposed on the distribution of the common stock.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING OR HOLDING THE COMPANY’S COMMON SHARES.

SELLING SHAREHOLDERS
This prospectus relates to up to 15,000,000 common shares that the Selling Shareholders may sell in one or more offerings upon exercise of some or all of the Private Placement Warrants that the Selling Shareholders have purchased from us in a private placement transaction. In addition, as part of the February 2023 Registration Statement conducted concurrently with the private placement transaction, we issued and sold 15,000,000 units consisting of one share of common stock, or one pre-funded warrant in lieu of the share of common stock, and one Class B Warrant to purchase one share of common stock. See “Description of Capital Stock — Class A Warrants, Class B Warrants, Pre-Funded Warrants and Private Placement Warrants.”
The registration of these shares of common stock does not mean that the Selling Shareholders will sell or otherwise dispose of all or any of those securities. The Selling Shareholders may sell or otherwise dispose of all, a portion or none of such common shares from time to time. We do not know the number of common shares, if any, that will be offered for sale or other disposition by any of the Selling Shareholders under this prospectus. The Selling Shareholders identified below may currently hold or acquire our common shares or warrants to purchase our common shares in addition to the Private Placement Warrants or the shares of common stock underlying the Private Placement Warrants registered hereby. In addition, the Selling Shareholders identified below may sell, transfer, assign or otherwise dispose of some or all of the common shares covered hereby in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.
To our knowledge, the Selling Shareholders do not have nor have had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common shares.
The following table sets forth certain information with respect to each Selling Shareholder, including the common shares beneficially owned by the Selling Shareholders prior to this offering (excluding the common shares underlying the Private Placement Warrants), (ii) the number of common shares underlying the Class A Warrants and the Class B Warrants and Pre-Funded Warrants, as the case may be, and being offered by the Selling Shareholders pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering, assuming that all of the common shares covered hereby (but none of the other common shares, if any, held by the Selling Shareholders) are sold.

Any prospectus supplement may add, substitute or change information contained in this prospectus, including the identity of such Selling Shareholders. See “Use of Proceeds” and “Plan of Distribution.”
Selling Shareholder	Total Number of Common Shares Owned Prior to This Offering(1)	Total Number of Common Shares Underlying the Warrants Offered Hereby	Percentage of Outstanding Shares Owned Prior to This Offering(2)	Maximum Number of Common Shares Which May Be Sold in This Offering	Number of Shares Owned Following This Offering	Percentage of Outstanding Shares Owned Following This Offering(2)
Anson Investments Master Fund LP (3)	4,087,602	2,019,801	7.69%	2,019,801	2,067,801	4.99%
Armistice Capital Master Fund Ltd. (4)	6,240,000	3,000,000	4.99%	3,000,000	3,240,000	4.99%
CVI Investments, Inc. (5)	5,653,127	2,000,000	4.99%	2,000,000	3,653,127	4.99%
Intracoastal Capital LLC (6)	5,490,115	2,000,000	9.99%	2,000,000	3,490,115	9.99%
Sabby Volatility Warrant Master Fund,Ltd. (7)	5,526,022	2,000,000	4.99%	2,000,000	3,526,022	4.99%
Walleye Opportunities Master Fund Ltd. (8)	5,339,224	2,000,000	4.99%	2,000,000	3,339,224	4.99%
Empery Asset Master, Ltd. (9)	3,505,372	1,257,422	4.99%	1,257,422	2,247,950	4.99%
Empery Tax Efficient, LP (10)	1,015,139	363,139	4.06%	363,139	652,000	2.61%
Empery Tax Efficient III, LP (11)	1,002,189	359,638	4.01%	359,638	642,551	2.57%

(1)
The number of shares of common stock owned prior to this offering and the number of shares of common stock owned following this offering in the table do not give effect to the beneficial ownership blockers contained in the Class A Warrants, Class B warrants, Warrants and Pre-Funded Warrants held by the Selling Shareholders, but the percentages in the table do give effect to such beneficial ownership blockers.

(2)
The terms of the Warrants held by the Selling Shareholders include a blocker provision that restricts exercise to the extent the securities beneficially owned by the Selling Shareholder and its affiliates would represent beneficial ownership in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%).

(3)
Consists of (i) 48,000 common shares issuable upon the exercise of Class A Warrants, (ii) 2,019,801 common shares issuable upon the exercise of Class B Warrants, and (iii) 2,019,801 common shares issuable upon the exercise of the Warrants. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)
Consists of (i) 240,000 common shares issuable upon the exercise of Class A Warrants, (ii) 3,000,000 common shares issuable upon the exercise of Class B Warrants, and (iii) 3,000,000 common shares issuable upon the exercise of the Warrants. These securities are directly held by Armistice Capital Master Fund, Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The Warrants are subject to a 4.99% beneficial ownership limitation that precludes the Master Fund from exercising any portion of the Warrants to the extent that, following such exercise, the Master Fund’s beneficial ownership of our then outstanding Common Stock would exceed 4.99%. The number of shares set forth in the above table do not reflect the application of this limitation, but the percentages in the table do give effect to such beneficial ownership limitation. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(5)
Consists of (i) 653,127 common shares, (ii) 50,000 common shares issuable upon the exercise of Class A Warrants, (iii) 2,000,000 common shares issuable upon the exercise of Class B Warrants, (iv) 2,000,000 common shares issuable upon the exercise of the Warrants, and (v) 950,000 common shares issuable upon the exercise of Pre-Funded Warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities reported herein. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the registration statement of the shares covered hereby. The address of Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, CA 94111.

(6)
Consists of (i) 1,377,015 common shares, (ii) 113,100 common shares issuable upon the exercise of Class A Warrants, (iii) 2,000,000 common shares issuable upon the exercise of Class B Warrants, and (iv) 2,000,000 common shares issuable upon the exercise of the Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(7)
Consists of (i) 1,343,322 common shares, (ii) 182,700 common shares issuable upon the exercise of the Class AWarrants, (iii) 2,000,000 common shares issuable upon the exercise of Class B Warrants, and (iv) 2,000,000 common shares issuable upon the exercise of the Warrants. Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby Volatility Warrant Master Fund, Ltd., except to the extent of their respective pecuniary interest therein.

(8)
Consists of (i) 1,339,224 common shares, (ii) 2,000,000 common shares issuable upon the exercise of Class B Warrants, and (iii) 2,000,000 common shares issuable upon the exercise of the Warrants. The shares will be directly held by Walleye Opportunities Master Fund Ltd, a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Walleye Capital LLC (“Walleye Capital”), as the investment manager of the Master Fund, and (ii) William England, the person having voting or investment control over Walleye Capital. Walleye Capital LLC and Mr. England disclaim beneficial ownership of the securities reported herein. The address of the Master Fund is c/o Walleye Opportunities Master Fund Ltd, 2800 Niagara Lane North, Plymouth, Minnesota 55447.

(9)
Consists of (i) 951,100 common shares, (ii) 39,428 common shares issuable upon the exercise of the Class A Warrants, (iii) 1,257,422 common shares issuable upon the exercise of Class B Warrants, and (iv) 1,257,422 common shares issuable upon the exercise of the Warrants. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of securities reported herein.

(10)
Consists of (i) 274,675 common shares, (ii) 14,186 common shares issuable upon the exercise of the Class A Warrants, (iii) 363,139 common shares issuable upon the exercise of Class B Warrants, and (iv) 363,139 common shares issuable upon the exercise of the Warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of securities reported herein.

(11)
Consists of (i) 272,027 common shares, (ii) 10,886 common shares issuable upon the exercise of the Class A Warrants, (iii) 359,638 common shares issuable upon the exercise of Class B Warrants, and (iv) 359,638 common shares issuable upon the exercise of the Warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of the securities reported herein.

PLAN OF DISTRIBUTION
The securities covered by this prospectus may be offered and sold by the Selling Shareholders, or by transferees, assignees, donees, pledgees or other successors-in-interest of such securities received from the Selling Shareholders after the date of this prospectus. Our shares of common stock covered by this prospectus may be transferred, sold or otherwise disposed of by any method permitted by law, including, without limitation, one or more of following transactions:
•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;
•	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;
•	block trades, in which a broker or dealer attempts to sell the securities as agent but may position and resell a portion of the securities as principal to facilitate the transaction;
•	through the writing of options on the securities, whether such options are listed on an options exchange or otherwise;
•	an exchange distribution in accordance with the rules of the applicable stock exchange;
•	in transactions other than on such exchanges or in the over-the-counter market;
•	through privately negotiated transactions;
•	through the settlement of short sales entered into after the date of this prospectus;
•	by agreement with underwriters or broker-dealers to sell a specified number of securities at a stipulated price per share;
•	a combination of any such methods of sale;
•	any other method permitted pursuant to applicable law.
The Selling Shareholders may also sell shares under Section 4(a)(1) of the Securities Act, including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under this prospectus.
The Selling Shareholders may also transfer its shares including by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions.
Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by it and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may sell the shares at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds from the sale of the securities will be the purchase price of such securities less any discounts, concessions or commissions received by broker-dealers or agents. We will not receive any proceeds from the sale of any securities by the Selling Shareholders. The Selling Shareholders and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the Selling Shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholder in the market. The Selling Shareholders or the Company may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.
To the extent required with respect to a particular offer or sale of our securities, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:
•	the number and type of securities to be sold;
•	the purchase price;
•	the name of each Selling Shareholder and the name of any broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and
•	any other relevant information.
The Selling Shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale of shares held by them. We have not engaged any broker-dealer or agent in connection with the sale of securities held by the Selling Shareholders, and there is no assurance that the Selling Shareholders will sell any or all of their securities. We have agreed to make available to the Selling Shareholders copies of this prospectus and any applicable prospectus supplement and have informed the Selling Shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.
Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
We will pay all expenses of the registration of the securities to be sold by the Selling Shareholders, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. We may indemnify the Selling Shareholders named herein for liabilities including certain liabilities under the Securities Act or such Selling Shareholders will be entitled to contribution. We may be indemnified by such Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by such Selling Shareholders specifically for use in this prospectus or we may be entitled to contribution. Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.
We will bear the registration costs relating to the shares offered and sold by the Selling Shareholders under this registration statement of which this prospectus forms a part.

ENFORCEABILITY OF CIVIL LIABILITIES AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
OceanPal Inc. is incorporated under the laws of the Republic of the Marshall Islands. Furthermore, most of our directors and officers, and experts reside outside the United States, and most of their assets are located outside the United States. As a result, you may find it difficult to effect service of process within the United States upon these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws, or to otherwise bring original actions in foreign courts to enforce such liabilities. Likewise, it may also be difficult for you to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Although you may bring an original or derivative action against us or our affiliates in the courts of the Republic of the Marshall Islands, and the courts of the Republic of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Republic of the Marshall Islands law, it may impracticable for you to do so. For example, the following requirements must be met for the recognition and enforceability of a foreign judgment by courts outside the United States:
Republic of the Marshall Islands
A judgment obtained in a foreign jurisdiction would be recognized unless (1) the judgment was rendered under a system which does not provide impartial tribunals or procedures compatible with the requirements of due process of law; (2) the foreign court did not have personal jurisdiction over the defendant; (3) the foreign court did not have jurisdiction over the subject matter; or (4) the foreign country does not recognize or enforce judgments of any other foreign nation. In addition, a foreign judgment need not be recognized if (1) the defendant in the proceedings in the foreign court did not receive notice of the proceedings in sufficient time to enable him to defend; (2) the judgment was obtained by fraud; (3) the cause of action on which the judgment is based is repugnant to the public policy of the Republic of the Marshall Islands; (4) the judgment conflicts with another final and conclusive judgment; (5) the proceeding in the foreign court was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in the court; or (6) in the case of jurisdiction based only on personal service, the foreign court was a seriously inconvenient forum for the trial of the action. If none of the above grounds exist then the Republic of the Marshall Islands High Court will enforce a foreign judgment without a retrial on the merits. Further, the Republic of the Marshall Islands is a signatory to the New York Convention on Enforcement of Foreign Arbitral Awards.

EXPENSES
The expenses of the offering of the securities to which this prospectus relates were substantially paid in connection with the initial offering of the Warrants.
LEGAL MATTERS
Certain legal matters in connection with the sale of the common shares offered hereby, including the legality thereof, are being passed upon for us by Seward & Kissel LLP, New York, New York.
EXPERTS
The consolidated financial statements of OceanPal Inc. appearing in OceanPal Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2022, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined carve-out financial statements of OceanPal Inc. Predecessors appearing in OceanPal Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2022, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined carve-out financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras street, 151 25, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors- accountants kept with the Body of Certified Auditors Accountants (“SOEL”), Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the Commission a registration statement on Form F-3 under the Securities Act, with respect to the securities offered hereby. For the purposes of this section, the term registration statement on Form F-3 means the original registration statement on Form F-3 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-3 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-3 is qualified by reference to that exhibit for a complete statement of its provisions. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
Government Filings
We file annual and special reports within the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our filings are also available on our website at www.oceanpal.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. Further, other than as described below, the information contained in or accessible from the Commission’s website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with, and furnish to, it. This means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus.
However, statements contained this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information.
We incorporate by reference in this prospectus the following document filed with the Commission pursuant to the Exchange Act:
•	Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Commission on March 30, 2023.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with or furnished to the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
We are also incorporating by reference any documents that we file with the Commission after the date of the filing of the initial post-effective amendment to the registration statement of which the prospectus forms a part and prior to the subsequent effectiveness of that registration statement, and all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we file with or furnish to the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

1,447,400
shares of common stock issuable upon the exercise of Class A Warrants
15,000,000 shares of common stock issuable upon the exercise of Class B Warrants
950,000 shares of common stock issuable upon the exercise of Pre-Funded Warrants
Up to 15,000,000 shares of common stock issuable
upon the exercise of Private Placement Warrants
Offered by the Selling Shareholders
OCEANPAL INC.

______________________

PROSPECTUS
______________________

, 2023

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8. Indemnification of Directors and Officers
I. Article 8, Section 1 of the Bylaws of the registrant provides that:
Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he is not entitled to indemnification under this section.
II. Section 60 of the BCA provides as follows:

Indemnification of directors and officers:
(1)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

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(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III. Indemnification Agreements
The registrant expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by the registrant’s board of directors. With specified exceptions, these agreements will provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The registrant believes that the provisions in its Bylaws and contemplated indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
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Item 9. Exhibits and Financial Statement Schedules
Exhibits
The following documents are filed as part of this Registration Statement of which this prospectus forms a part:
EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement, between the Company and Maxim Group LLC, acting as representative to the several Underwriters named therewith (2)

1.2	Placement Agency Agreement dated, February 8, 2023, between the Company and Maxim Group LLC, as sole placement agent. (7)

3.1	Amended and Restated Articles of Incorporation of the Company (1)

3.2	Articles of Amendment of the Amended and Restated Articles of Incorporation of the Company (6)

3.3	Amended and Restated Bylaws of the Company (1)

4.1	Form of Common Share Certificate (1)

4.2	Certificate of Designations of the Series A Participating Preferred Stock of the Company (1)

4.3	Statement of Designations of the Series B Preferred Stock of the Company (1)

4.4	Statement of Designations of the 8.0% Series C Preferred Stock of the Company (1)

4.5	Form of Class A Warrant (2)

4.6	Form of Class B Warrant (4)

4.7	Form of Pre-Funded Warrant (7)

4.8	Form of Private Placement Warrant (7)

4.9	Statement of Designations of the 7.0% Series D Preferred Stock of the Company (5)

4.10	Statement of Designations of the Series E Preferred Stock of the Company (3)

4.11	Warrant Agency Agreement by and between Computershare Trust Company, N.A. and the Company as to the Class A Warrants (8)

4.12	Warrant Agency Agreement by and between Computershare Trust Company, N.A. and the Company as to the Pre-Funded Warrants (3)

5.1	Opinion of Seward & Kissel LLP as to the validity of the securities (2)

5.2	Opinion of Seward & Kissel LLP as to the validity of the securities (9)

5.3	Opinion of Seward & Kissel LLP as to the validity of the securities (4)

8.1	Opinion of Seward & Kissel LLP with respect to certain tax matters (2)

8.2	Opinion of Seward & Kissel LLP with respect to certain tax matters (9)

8.3	Opinion of Seward & Kissel LLP with respect to certain tax matters (4)

10.1	Securities Purchase Agreement between the Company and the Purchaser thereto(7)

23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)

23.2	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)

23.3	Consent of Seward & Kissel LLP

24.1	Powers of Attorney (contained on signature page to the registration statement)

107*	Filing Fee table

______________

*	Previously filed.
(1)	Filed as an exhibit on Form 20-FR12B/A on November 2, 2021, and incorporated by reference herein.
(2)	Filed as an exhibit on Form F-1 filed on January 12, 2022, and incorporated by reference herein.
(3)	Filed as an exhibit to the Company’s annual report on Form 20-F for the year ended December 31, 2022, filed with the Commission on March 30, 2023.
(4)	Filed as an exhibit on Form F-1 filed on February 23, 2023, and incorporated by reference herein.
(5)	Filed as an exhibit on Form F-1 filed on October 13, 2022, and incorporated by reference herein.
(6)	Filed as an exhibit on Form F-1 filed on December 22, 2022, and incorporated by reference herein.
(7)	Filed as an exhibit on Form 6-K filed on February 10, 2023, and incorporated by reference herein.
(8)	Filed as an exhibit to the Company’s annual report on Form 20-F for the year ended December 31, 2021, filed with the Commission on April 6, 2022.
(9)	Filed as an exhibit on Form F-1 filed on January 10, 2023, and incorporated by reference herein.

Item 10. Undertakings
The undersigned registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on April 10, 2023.
OCEANPAL INC.

By:	/s/ Robert Perri
Name:	Robert Perri
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward S. Horton and Jenny Elberg, or any of them, with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on April 10, 2023 in the capacities indicated.
Signature	Title

/s/ Semiramis Paliou	Chairman and Director
Semiramis Paliou

/s/ Eleftherios Papatrifon	Director
Eleftherios Papatrifon

/s/ Ioannis Zafirakis	Interim Chief Financial Officer, Treasurer and Secretary
Ioannis Zafirakis	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Perri	Chief Executive Officer (Principal Executive Officer)
Robert Perri

/s/ Styliani Alexandra Sougioultzoglou	Director
Styliani Alexandra Sougioultzoglou

/s/ Grigorios-Filippos Psaltis	Director
Grigorios-Filippos Psaltis

/s/ Nikolaos Veraros	Director
Nikolaos Veraros

/s/ Alexios Chrysochoidis	Director
Alexios Chrysochoidis

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of OceanPal Inc., has signed this Registration Statement on Form F-1 in City of Newark, State of Delaware, on the 10th day of April 2023.

PUGLISI & ASSOCIATES
(Authorized Representative)

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director